Exhibit 10.1

November 10, 2009

Grant – R. Scott Murray

STREAM GLOBAL SERVICES, INC.

Form of Non-statutory Stock Option Agreement

Granted Under 2008 Stock Incentive Plan

1.	Grant of Option.

This agreement evidences the grant by Stream Global Services, Inc., a Delaware corporation (the “Company”), on November 10, 2009 (the “Grant Date”) to R. Scott Murray, an employee of the Company (the “Participant”), of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 2008 Stock Incentive Plan (the “Plan”), a total of 1,000,000 shares (the “Shares”) of common stock, $0.001 par value per share, of the Company (“Common Stock”) at the greater of $6.00 per Share or the fair market value at market close on November 10, 2009. Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern Time, on November 9, 2019 (the “Final Exercise Date”).

It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.	Vesting Schedule.

This option will become exercisable (“vest”) as to 10% of the original number of Shares at the end of each successive six month period following the Grant Date until the fifth anniversary of the Grant Date.

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.

3.	Exercise of Option.

(a) Form of Exercise. Each election to exercise this option shall be in writing, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in the Plan. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share.

(b) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive option grants under the Plan (an “Eligible Participant”).

(c) Conditions. Options that have vested may not be exercised until the occurrence of any one of the following conditions, unless pursuant to Section 3(f)(2) of this agreement:

(i)	The death of the Participant; OR

(ii)	The public stock of the Company (“SGS”) share closing price is at or above $10.60 for 60 consecutive trading days and public float (not including equity owned or held by Ares Corporate Opportunities Fund II LP (“Ares”), Providence Equity Partners LP (“PEP”), Ayala Corporation (“Ayala”) or any affiliates thereof or by the officers or directors of the Company (the “Affiliated Stockholders”)) is at or above $300 million; OR

(iii)	The Affiliated Stockholders (as defined above) have, in the aggregate, sold 25% or more of their aggregate ownership as measured against the ownership as of the date hereof (at a price at or above $10.60 per share).

(d) Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (e) and (f) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable (subject to Section 3(c) above) only to the extent that the Participant was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon written notice to the Participant from the Company describing such violation

(e) Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (g) below, 12 months of vesting with respect to the Participant’s then outstanding unvested equity awards shall accelerate and the Participant’s then vested equity awards (including those subject to accelerated vesting) shall be exercisable (subject to Section 3(c) above), within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this option shall not be exercisable after the Final Exercise Date.

(f) Exercise Period Upon Termination

(1)

Termination without Cause or For Good Reason. If the employment of the Participant terminates (a) pursuant to Section 4.1 of the Employment Agreement between the Company and the Chief Executive Officer, dated July 15, 2008, as amended (the “CEO Employment Agreement”) by reason of an election by the Company not to extend the Employment Period; (b) by the Company without Cause pursuant to Section 4.5 of the CEO Employment Agreement (where a Change in Control, as defined in the CEO Employment Agreement has not occurred); or (c) for Good Reason pursuant to Section 4.3 of the CEO Employment Agreement; then 12 months of vesting with respect to the Participant’s then outstanding unvested equity awards shall accelerate and the Participant’s then vested equity awards (including those subject to accelerated vesting) shall remain exercisable (subject to Section 3(c) above) by the Participant for a two-year period following termination (or if earlier, until the expiration of the option).

(2)	Termination After a Change of Control. Pursuant to Section 5.2(a)(ii) of the CEO Employment Agreement, if the employment of the Participant terminates within 24 months after a Change in Control or within six months prior to a Change of Control (as defined in the CEO Employment Agreement), then any outstanding unvested options under this award shall accelerate and the Participant’s vested equity awards under this agreement (including those subject to accelerated vesting) shall be immediately exercisable without limitation in regard to any of the exercise conditions set forth in Section 3(c) above and shall remain exercisable by the Participant for a two-year period following termination (or if earlier, until the expiration of the option).

(g) Termination for Cause. If, prior to the Final Exercise Date, the Participant’s employment or other relationship with the Company is terminated by the Company for Cause (as defined in Section 4.2 of the CEO Employment Agreement), the right to exercise this option shall terminate immediately upon the effective date of such termination of employment or other relationship. If, prior to the Final Exercise Date, the Participant is given notice by the Company of the termination of his or her employment or other relationship by the Company for Cause, and the effective date of such employment or other termination is subsequent to the date of the delivery of such notice, the right to exercise this option shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s employment or other relationship shall not be terminated for Cause as provided in such notice or (ii) the effective date of such termination of employment or other relationship (in which case the right to exercise this option shall, pursuant to the preceding sentence, terminate immediately upon the effective date of such termination of employment or other relationship). If the Participant is party to an employment, consulting or severance agreement with the Company that contains a definition of “cause” for termination of employment or other relationship, “Cause” shall have the meaning ascribed to such term in such agreement.

4.	Withholding.

No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

5.	Non-transferability of Option.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

6.	Provisions of the Plan.

This option is subject to the provisions of the Plan (including the provisions relating to amendments to the Plan), a copy of which is furnished to the Participant with this option.

7.	Non-Compete.

(a) For a period of twelve (12) months after the termination of the Participant’s employment with the Company, the Participant will not:

(i)	as an individual proprietor, partner, stockholder, officer, director, executive, director, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of any publicly traded company or five percent (5%) of any privately held company) and not in any other capacity), engage in any business throughout the world that directly competes with the business engaged in by the Company or any of its subsidiaries at the time of the Participant’s termination; or

(ii)	directly recruit, solicit or hire any person who is then an employee of the Company, other than an employee who on an unsolicited basis responds to an advertisement or to an executive recruiter that is not directed by the Participant to target that particular employee or the Company or any of its subsidiaries.

(b) Participant acknowledges and agrees that the Company’s business is global in nature due to the types of products and services it provides and that it is reasonable for the Company to define the geographic location as such. If this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(c) The restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Company and are considered by the Participant to be reasonable for such purpose. The Participant agrees that any breach of this Section 7 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies, which may be available, the Company shall have the right to seek specific performance and injunctive relief.

IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

Stream Global Services, Inc.

By:	/s/ Sheila M. Flaherty
	Name:	Sheila M. Flaherty
	Title:	EVP & Chief Legal & Administrative Officer

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Company’s 2008 Stock Incentive Plan.

PARTICIPANT:

/s/ R. Scott Murray

Address: